PROXY STATEMENT

             This Proxy Statement is furnished in connection with

        solicitation of the enclosed proxy by Bath National Corporation (the

        Company) in connection with the Annual Meeting of Shareholders of the

        Company to be held on April 24, 1996.

             The principal executive offices of the Company are located at 44

        Liberty Street, Bath, New York 14810.  The approximate date on which this proxy statement and the enclosed proxy are being sent to the shareholders is April 1, 1996.

             The close of business on March 31, 1996 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting.  On that date there will be outstanding 682,962 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

             The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified,  it will be voted in favor of the proposals set forth in the notice attached hereto.  A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the

        Annual Meeting, or (iii) attending and voting in person at the Annual

        Meeting.  If a shareholder, present in person or by proxy, abstains on any matter, the shareholders's shares will not be voted on such matter.  Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. The Company's by-

        laws govern the methods for counting votes and, subject thereto, vest this responsibility in the inspectors of election appointed to perform this function.

                           ELECTION OF DIRECTORS

             The Company's Board of Directors is divided into three classes,

        one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and qualified.

        The terms of Robert H. Cole, Herbert Fort, Patrick Sullivan and

        Alan J. Wilcox expire this year and the Board of Directors has nominated each of them to serve as a director as follows:

             Robert H. Cole                        three years
             Herbert Fort                          three years
             Patrick Sullivan                      three years
             Alan J. Wilcox                        three years

             The Board of Directors believes that they will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of

        Directors.

             Directors are elected by a plurality of the votes cast by

        shareholders entitled to vote in the election.  If a shareholder voting by proxy withholds authority to vote for all or specific nominee(s), the shareholder's shares will be treated as having been voted against such nominee(s).

             The Board of Directors of the Company has no committees since the primary source of funds is the Bank and officers of the Company receive no compensation as such.  The Board of Directors of the Bank,

        comprising the same individuals as the board of the Company has the following committees: an Asset/Liability Management Committee, an

        Audit Committee, a Building Committee, a Compliance Committee, an

        Electronic Data Processing (EDP) Steering Committee, an Investment

        Committee, a Long Range Planning Committee, a Pension Fund Review

        Committee, a Salary Committee, and a Trust Committee.

             The members of the Asset/Liability Management Committee are:

        Laverne H. Billings, Robert H. Cole, Herbert Fort, Edward C. Galpin

        and Freeman H. Smith, III.  This committee is responsible for establishing goals with respect to (i) the so-called interest rate

        "gap" between earning assets and liabilities and (ii) liquidity, in each case of Bath National Bank ("Bank") and reviewing performance against those goals.  In 1995 this Committee held four meetings.

             The members of the Audit Committee are Theodore P. Capron, Lisle

        E. Hopkins and Lawrence C. Howell.  This committee is responsible for evaluating internal and external audits and the independence of the

        Company's auditors, compliance with banking laws and

        regulations and accounting principles, internal controls and compliance with certain Bank policies.  The committee is also responsible for recommendations to the Board of Directors in matters within its jurisdiction, including the Company's choice of external auditors for the Bank and the results of any audit.  In 1995 this

        Committee held five meetings.


             The members of the Building Committee are Laverne H. Billings,

        Theodore P. Capron, Robert H. Cole, Freeman H. Smith, III and Alan J.

        Wilcox.  This committee, which met five times in 1995, is responsible for the review of present facilities and renovaations.

             The members of the Compliance Committee are Laverne H. Billings,

        Robert H. Cole, Herbert Fort, Edward C. Galpin and Douglas L. McCabe.

        This committee, which held four meetings in 1995, is charged with the oversight of compliance by the Company and the Bank with applicable bank holding company and banking laws and regulations.

             The members of the EDP Steering Committee are Robert H. Cole,

        Herbert Fort, Edward C. Galpin and Lawrence C. Howell.  This

        Committee, which held one meeting in 1995, reviews developments in bank electronic data processing, established guidelines for electronic data processing by the Bank and monitors implementation of the guidelines.

             The members of the Investment Committee are Laverne H. Billings,

        Robert H. Cole, Herbert Fort, Edward C. Galpin and Alan J. Wilcox.

        This Committee was established in September 1993 to provide additional oversight of and monitoring of the investment officer and to review broker-dealers, consultants and quality of the portfolio.

        The Committee held four meetings in 1995.


             All the directors serve on the Long Range Planning Committee.

        This Committee, which held three meetings in 1995, is responsible for developing long range goals for the Bank.

             The members of the Pension Fund Review Committee are Theodore P.

        Capron, Robert H. Cole, Herbert Fort, Edward C. Galpin and Patrick

        Sullivan.  This Committee reviews the performance of the investment manager of the Company's defined contribution plan and the profit sharing/401K Plan, and oversees certain aspects of the administration of the plans.  This Committee met once in 1995.

             The members of the Salary Committee are Robert H. Cole, Herbert

        Fort, Edward C. Galpin, Constance Manikas, Joseph F. Meade, Jr.,

        Patrick Sullivan and Alan J. Wilcox.  This Committee, which held one meeting in 1995, makes recommendations to the Board of Directors with respect to officer salaries.

             The members of the Trust Committee are Robert H. Cole, Constance

        Manikas and Joseph F. Meade, Jr.  This Committee, which met three times in 1995, is responsible for oversight of the trust operations of the Bank.

             The Bank also has an Executive Loan Committee and a Loan Review

        Committee on which some directors sit with Bank officers.  These are not, however, committees of the Board of Directors.

             Directors of the Bank receive a monthly fee of $1,000.

             The Bank has a deferred trustee fee plan which provides that following ten year's continuous service on the Board of Directors,

        and after attaining the age of sixty-two, those directors serving on the Board on June 15, 1989 and who met such criteria after leaving the Board are entitled to receive $250.00 per month for a period of five years.  The estimated present value of the benefit obligation,

        which is included in other liabilities in the Company's 1995 consolidated balance sheet was $143,000.  Robert H. Cole, President of the Company and of the Bank is one of the directors entitled to receive fees under the foregoing plan.

             The Board of Directors of the Company met four times and the

        Board of Directors of the Bank met thirteen times during 1995.  In

        1995 all the directors attended at least 75% of the total

        number of meetings of the Board of Directors of the Company, and of the Bank, and of Board committees on which they served.

             Certain information about the nominees and those directors whose terms of office will continue after the annual meeting is set forth below.

                                                     PRINCIPAL OCCUPATION
                              DIRECTOR    TERM       AND OTHER DIRECTORSHIPS
        NAME AND AGE          SINCE       EXPIRES    HELD IN PUBLIC COMPANIES
        Nominees:
        Robert H. Cole        1983        1996       President since 1990
            (68)                                     Bath National Corp.
                                                     Bath National Bank
                                                     Partner-Cole, Latham
                                                     and Joint, P.C.

        Herbert Fort          1983        1996       Retired Bank President
            (71)                                     since December 31, 1989
                                                     Chairman of the Board
                                                     since 1990

        Patrick Sullivan      1989        1996       Retired Auto Dealer
            (65)

        Alan J. Wilcox        1994        1996       President
            (41)                                     A H Wilcox & Sons, Inc.



        Other Directors:

        Edward C. Galpin      1983        1997       Vice President/Treasurer
            (49)                                     Bath National Corp
                                                     Executive Vice President
                                                     Bath National Bank

        Lisle E. Hopkins      1983        1997       Secretary since 1994
            (80)                                     Retired Dairy Farmer

        Lawrence C. Howell    1990        1997       Retired Dairy Farmer
            (58)

        Freeman H. Smith, III 1992        1997       Director State
            (52)                                     Government Relations
                                                     Corning, Inc.

        Laverne H. Billings   1990        1998       President
            (65)                                     R.C. Billings, Inc.

        Theodore P. Capron    1985        1998       Retired Bank President
            (73)





        Constance Manikas     1993        1998       President
            (55)                                     Pecon Company, Inc.

        Douglas L. McCabe     1993        1998       Sr. Vice President
            (48)                                     Bath National Bank

        Joseph F. Meade, Jr.  1983        1998       Retired President
            (74)                                     Mercury Aircraft Corp

        Messrs. Cole, Galpin and McCabe, along with Delos S. Billings,

        Senior Vice President of the Bank, constitute the executive officers of the Company and of the Bank.

                                    STOCK OWNERSHIP

             The Company does not know of any persons who are the beneficial owners of more than 5% of its outstanding Common Stock.

             The following table sets forth information, as of March 1, 1996,

        with respect to the beneficial ownership of the Company's Common

        Stock by (a) each of the directors of the Company, (b) the Company's

        Chief Executive Officer and (c) all directors and executive officers of the Company.
                                          Number of Shares     Percent
        Name                              of Common Stock      of Class

        Laverne H. Billings                 4,105                .60
        Theodore P. Capron                  1,200                .18
        Robert H. Cole                     16,591               2.43
        Herbert Fort                          421                .06
        Edward C. Galpin                    4,542                .66
        Lisle E. Hopkins                    5,284                .77
        Lawrence C. Howell                  1,477                .22
        Constance Manikas                     385                .06
        Douglas L. McCabe                   1,784                .26
        Joseph F. Meade, Jr                 5,987                .88
        Freeman H. Smith, III               6,000                .88
        Patrick Sullivan                    4,953                .72
        Alan J. Wilcox                        350                .05

        ALL DIRECTORS AND EXECUTIVE
        OFFICERS AS A GROUP (13 PERSONS)   53,079               7.77

             For purposes of the table above, under the rules of the

        Securities and Exchange Commission, an individual is considered to

        "beneficially own" any shares of common stock of the Company, (i)

        over which he or she exercises sole or shared voting or investment power, or (ii) of which he or she has the right to acquire beneficial ownership within sixty days.  As used herein, "voting power" is the power to dispose or direct the disposition of shares.  All persons shown in the table above have sole voting and investment power.

                          COMPENSATION OF EXECUTIVE OFFICERS


        REPORT OF BOARD OF DIRECTORS

             The Board of Directors of the Bank establishes the compensation for executive officers of the Bank.  Executive officers of the

        Company are not compensated as such.  The Board of Directors of the

        Company, which comprises the same persons as the Bank Board, reviews any such compensation.

        Principles of Executive Compensation

             The Bank's Executive Compensation Policy, which applies to the

        CEO and all other executive officers, is intended to align executive compensation with the long-term interest of Company shareholders.  In applying this policy the Board of Directors (the "Board") has followed a program to:

                        Establish salary and annual bonus opportunities to attract, motivate and retain executive talent necessary for the long-term success of the Company.

                        Integrate cash and compensation so as to reward executives for performance that enhances the long-term value of the shareholder equity.




        Executive Compensation Program

             The total compensation program consists of cash based compensation. Cash compensation consists of a base salary, with an opportunity for an annual bonus for the CEO, Executive Vice

        President, Senior Vice President-Lending and Senior Vice President-

        Mortgages.

             The Bank participates in salary surveys both on a regional and national level to help ensure that the Bank's salary structure is competitive within the banking industry.  The Board determines salary ranges for key executives.  The Board evaluates at least annually the performance of executive officers and approves any adjustment in base compensation.  The following table shows the compensation of those executive officers of the Bank who received aggregate annual salary and bonus in excess of $100,000 in 1995.

                              SUMMARY COMPENSATION TABLE
        _____________________________________________________________________

                                 ANNUAL COMPENSATION
        _____________________________________________________________________
        Name and
        Principal
        Position         Year   Salary   Bonus     All Other Compensation <F1>
        Robert H. Cole   1995  $160,000  $48,000        $21,194
        President        1994   150,000   42,364         21,150
                         1993   140,000   24,000         21,383

        Edward C. Galpin 1995  $100,000  $20,600        $18,161
        Executive Vice   1994    94,500   21,182         21,646
         President       1993    90,000   12,000         18,974

        Douglas McCabe   1995  $ 90,000  $20,600        $14,011
        Senior Vice      1994    75,075   21,182         14,591
         President
        ___________________________________________________________________

        <F1> Represents the Bank's contribution to Mr. Cole's, Mr. Galpin's and Mr. McCabe's account in the Company's non-contributory profit sharing plan and defined contribution retirement plan.

             The Bank has entered into a severance compensation agreement





             with a number of Bank officers, including Mr. Cole, Mr. Galpin and Mr. McCabe.  In the case of Mr. Cole, the agreement provides that upon terminating Mr. Cole's employment as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 2.9 times the average of his annual compensation (excluding bonuses) during the previous five years of employment.  If Mr. Cole's employment had terminated at the end of 1995 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of

             $412,000.  In the case of Mr. Galpin, the agreement provides that upon terminating Mr. Galpin's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 2.9 times the average of his annual compensation (excluding bonuses) during the previous five years of employment.  If Mr. Galpin's employment had terminated at the end of 1995 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $260,000.  In the case of Mr. McCabe, the agreement provides that upon terminating Mr. McCabe's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 2.9 times the average of his annual compensation (excluding bonuses) during the previous five years of employment.  If Mr. McCabe's employment had terminated at the end of 1995 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $210,000.

             The following graph compares the yearly percentage change in the

        Company's cumulative total shareholder return on its common stock over the prior five years (assuming reinvestment of dividends at date of payment into common stock of the Company) with the cumulative total return of the Russell 2000 stock index and the cumulative total return of a peer group of financial institutions.  The Company believes that while total shareholder return is a most important criteria of corporate performance, it is subject to the vagaries of the market.  In addition to the creation of shareholder value, the

        Company's executive compensation program is based on operating and strategic results.

                                              CUMULATIVE TOTAL RETURN
                                  12/90  12/91  12/92  12/93  12/94  12/95
        Bath Natl Bk N Y  BATH      100    100    111    148    190    238

        PEER GROUP        PPEERI    100     62     68     37     41     80

        RUSSELL 2000      IR20      100    146    173    206    202    260

        NASDAQ BANKS      INAB      100    164    239    272    271    404




        RESEARCH DATA GROUP     PEER GROUP TOTAL RETURN WORKSHEET
                                     BATH                            12/31/90
                                         PEER GROUP
                                                  OB5BZBAT       % Peer Group
        Peer Group Cumulative     CUMULATIVE TOTAL RETURN          Market Cap
        Total Return
        (Weighted Average by
         Market Value)
                             12/90 12/91 12/92 12/93 12/94 12/95  12/91 12/95
        Peer Group Weighted
         Average:              100    62    68    37    41    80   100%  100%
                                                                     30    14
        Union Natl Bk
         Westminster Md UBMD                     100    53    61
        Carrollton Bk
         Baltimore Md   CLTB   100   102   105   107   152   171
        Somerset Tr Co
         Pa             SOMT                     100   122   128
        Allegheny Vy
         Bancorp Inc    AVLY                     100   104   116
        Wayne Cnty Bk
         & Tr Co        WYBP                     100   104   137
        Ventura Cnty
         Natl Bancorp   VCNB   100    62    68    37    41    80   100%  100%
        Orange Natl
         Bancorp        OGNB                     100   200   410
        Hamlin Bk & Tr
         Co Smthprt Pa  HMLN                     100   104   124
        Elverson Natl
         Bk Pa          ELVN                     100   108   151



             The Bank has extended credit to directors and officers of both the Company and the Bank since the Company and Bank commenced business.  In the opinion of management, these loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

             Mr. Robert H. Cole, Director and Officer of the Company and the

        Bank, is a member of the law firm of Cole, Latham and Joint, P.C.

        The Company and the Bank paid a total of $76,981 to Cole, Latham and

        Joint, P.C. for legal services rendered during 1995.



                PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

             The certificate of incorporation of the corporation by an

        amendment approved by the shareholders on April 15, 1992, revised paragraph Fourth of the certificate of incorporation by increasing the number of common shares from 600,000 to 1,200,000, each with a par value of $5.00.

             There are presently shares of common stock issued totaling

        682,962 and unissued shares numbering 517,038.  The Board of

        Directors deem it advisable to authorize the creation of an additional 300,000 shares to be used for a stock split, if approved.

        These shares may be issued by the Board of Directors without further shareholder action and shares not needed for the share split will be available for other corporate purposes.

             If the proposed amendment is approved, the additional shares,

        when issued, will have the same voting and other rights as the corporation's presently authorized common stock.  The holders of common stock do not have preemptive rights to subscribe for the additional shares of common stock.

                      AMENDMENT TO CERTIFICATE OF INCORPORATION
                              INCREASING THE NUMBER OF
                      COMMON SHARES FROM 1,200,000 TO 1,500,000

             The certificate of incorporation of the corporation shall be amended as follows:

        "FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,500,000 shares of common stock, each with a par value of $5.00 and 300,000 shares of preferred stock, each with a par value of $5.00."

        The remainder of paragraph FOURTH relating to the preferred shares shall remain as originally adopted.

        The Board of Directors recommends a "FOR" vote on this proposal.

                    PROPOSAL TO EFFECT A TWO-FOR-ONE STOCK SPLIT

            The Board of Directors has approved and recommends to the

        shareholders that they approve a two-for-one stock split.  If approved by shareholders, the stock split will be accomplished by

        Bath National Bank Corporation issuing to each holder of common stock outstanding as of the close of business on April 24, 1996, one additional share of common stock for every one share held by the holder.  It will not be necessary for shareholders to surrender existing stock certificates to Bath National Corporation.  Present shareholders should retain their present certificates since they will remain valid and will represent the same amount of shares of common stock.  Hence, after the stock distribution is accomplished, there will be 1,365,924 shares of common stock issued and outstanding.

             The Board of Directors believes that a two-for-one common stock split would tend to enhance public interest in the common stock of

        Bath National Corporation and broaden the market for existing shares because of the lower unit cost.

             The relative rights and equity interest of each individual shareholder will not be effected by the consummation of the split and it will not effect the par value of the shares of common stock.  Bath

        National Corporation will be required, however, to transfer to its books an amount from its surplus account to its stated capital account which would double the current stated capital account. It should also be noted that following the split, brokerage

        commissions and transfer taxes upon a purchase or sale of common stock may be higher, because of the proportionately larger number of shares involved in any given transaction.

             Under current law, the split will not result in a gain or loss for federal income tax purposes to Bath National Corporation or to its shareholders and the cost or tax basis of each original share held by the shareholder before the split will be allocated equally among the resulting shares held by the shareholder.  Also, the holding period of the additional shares will be measured from the date of acquisition of the original shares.

             While under Bath National Corporation's Certificate of

        Incorporation, its By-Laws and applicable law the Board of Directors is not required to submit the foregoing proposal to a vote of the shareholders, the Board desires the affirmative vote of a majority of all outstanding shares of common stock entitled to vote at the annual meeting of the Bath National Corporation.  If the shareholders fail to approve the foregoing proposal, then Bath National Corporation will not consummate the two-for-one stock split.

        The Board of Directors recommends a "FOR" vote on this proposal.

                                       AUDITORS

             The Board of Directors has recommended that Urbach, Kahn &

        Werlin PC be appointed as auditors of the Company for 1996.  A representative of that firm will be present at the meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

                              PROPOSALS OF SHAREHOLDERS

             In order to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting,

        shareholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by December

        18, 1996.

                                    OTHER MATTERS

             The Board of Directors of the Company knows of no other matters to be presented at the meeting.  However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

             The cost of solicitation of proxies will be borne by the

        Company.  In addition to solicitation by mail, some officers and regular employees of the Company may, without extra compensation,

        solicit proxies personally or by telephone or telegraph and the

        Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

             Section 16(a) of the Securities and Exchange Act of 1934

        requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of

        Company's equity securities, to file with the Securities and Exchange

        Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company.  To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all Section

        16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.



             SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT

        ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

        WITHOUT CHARGE ON REQUEST TO THE SECRETARY, BATH NATIONAL BANK, 44

        LIBERTY STREET, BATH, NEW YORK 14810.

        March 31, 1996


                                   By Order of the Board of Directors




                                   Patricia H. Crippen
                                   Secretary-Board of Directors